EXHIBIT 99.1

Sherwood Brands Reports Fiscal 2004 Results

ROCKVILLE, MARYLAND, October 29, 2004 — Sherwood Brands, Inc. (ASE:SHD) today announced financial results for fiscal 2004.

Revenue for the twelve months ended July 31, 2004 was $45,881,000.  This compares to revenue of $49,163,000 for fiscal 2003.  The net loss for fiscal 2004 was $4,101,000, or $1.02 per share, which included an inventory write-down of $1,817,000.  This compares to a net loss for fiscal 2003 of $5,371,000, or $1.34 per diluted share, which included an inventory write-down of $2,192,000.

Operations Review

Sales of manufactured candy declined to $8.4 million for fiscal 2004 from $17.1 million for fiscal 2003, as the Company neared completion of its previously announced plan to phase out its domestic manufacturing operations in favor of third party, offshore sourcing.  The inventory write-downs mentioned above reflected the obsolescence of certain materials that resulted from the reduction of in-house manufacturing.  President and CEO Uziel Frydman said that the final phase of this plan — the shut-down of the Company’s candy cane manufacturing operation in New York — will be completed in early November 2005.  With the shift to offshore sourcing, sales of purchased candy increased to $22.5 million for fiscal 2004 from $15.9 million for fiscal 2003.  Sales of gift items declined to $15 million for fiscal 2004 compared to $16.1 million for fiscal 2003.

“We have contracted with reliable, high-quality suppliers in South America to fulfill all of our hard candy requirements going forward.  We also are reducing the domestic labor content of our gift items by importing an increasing percentage of pre-packaged gift baskets from our suppliers in China.  We believe that the losses associated with domestic manufacturing will be behind us as of the end of the first quarter of fiscal 2005.  We now are positioned to focus on product development, licensing and marketing,” Frydman said.

Frydman said that the Company recently entered into a 50/50 joint venture with an Israeli company to market worldwide two patented products.  Additional information will be provided upon execution of a definitive agreement.  Sherwood Brands will invest $800,000 in working capital in the joint venture beginning at the closing, which is expected on November 15, 2004.

About Sherwood Brands

Sherwood Brands, Inc. (www.SherwoodBrands.com), headquartered in Rockville, Maryland, manufactures, markets and distributes confectionery products and packs gift baskets and gift items.  The Company’s branded products include COWS®, a line of soft and chewy toffees and dairy butter and cream hard candies; RUGER® wafers, a line of wafer cookies in chocolate, vanilla and strawberry flavors; ELANA® Belgian chocolate bars; and demitasse®, a line of tea biscuits in a variety of flavors.  Sherwood also manufactures hard candies under the ASHER® and KASTINS® brands, as well as jelly beans, and ALIEN® and TONGUE TATTOO® lollipops.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including but not limited to the following:  changes in demand for the company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical raw materials, excess or shortage of production capacity, and other risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

1803 RESEARCH BOULEVARD  •  SUITE 201  •  ROCKVILLE, MARYLAND 20850

PHONE (301) 309-6161  •  FAX NO. (301) 309-6162  •  www.SherwoodBrands.com

SHERWOOD BRANDS, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Twelve Months Ended July 31,
	2004	2003	2002

Net sales	$45,881,039	$49,162,787	$52,782,341
Cost of sales	34,726,872	37,680,097	37,714,341
Write down of inventory	1,817,322	2,192,005	—
Gross profit	9,336,845	9,920,685	15,067,661

Selling, general and administrative expenses	8,420,600	8,192,774	8,313,603
Salaries and related expenses	4,154,036	5,057,115	5,100,167
Non-recurring costs	—	1,932,075	707,551
Total operating expenses	12,574,635	15,181,964	14,121,321

(Loss) income from operations	(3,237,791)	(5,891,279)	946,340

Other income (expense):
Interest income.	100	2,636	4,881
Interest expense	(1,032,694)	(623,201)	(468,687)
Other income (expense).	(131,534)	274,728	90,535
Total other (expense) income	(1,164,128)	(345,837)	(373,271)

(Loss) income before provision for taxes on income	(4,401,919)	(6,237,116)	573,069

(Benefit) provision for taxes on income	(301,245)	(866,224)	248,039

Net (loss) income	$(4,100,674)	$(5,370,892)	$325,030

Net (loss) income per share
Basic	$(1.02)	$(1.34)	$0.09
Diluted	$(1.02)	$(1.34)	$0.08

Weighted average common shares outstanding
Basic	4,017,255	3,996,199	3,778,375
Diluted	4,017,255	3,996,199	4,312,762

SHERWOOD BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Twelve Months Ended July 31,
	2002	2003
Assets
Current assets
Cash and cash equivalents	$10,808	$227,352
Accounts receivable	1,038,123	899,230
Inventory	9,591,286	13,719,294
Income taxes receivable	54,681	1,020,379
Other current assets	581,411	578,155
Deferred taxes on income	864,000	614,000
Total current assets	12,140,291	17,058,410

Net property and equipment	6,103,880	7,129,227
Goodwill	2,001,330	2,001,330
Other assets	160,952	313,504

Total Assets	$20,406,453	$26,502,471

Liabilities and Stockholders’ Equity
Current liabilities
Line of credit	$5,610,903	$6,260,264
Current portion of long-term debt	465,239	530,377
Current portion of subordinated debt	3,397,140	2,000,000
Current portion of capital lease obligation	16,688	15,718
Accounts payable	3,241,708	6,257,145
Accrued expenses	1,761,894	1,325,891
Income taxes payable	—	—
Total current liabilities	14,493,572	16,389,395

Long-term debt	617,774	1,150,513
Capital lease obligation	407,204	423,892
Deferred taxes on income	864,000	464,000
Total Liabilities	16,382,550	18,427,800

Commitments and Contingencies:

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, Class A, $.01 par value, 30,000,000 shares authorized, 3,036,561 and 3,003,476 issued and outstanding	30,366	30,035
Common stock, Class B, $.01 par value, 5,000,000 shares shares authorized, 1,000,000 shares issued and outstanding	10,000	10,000
Additional paid-in-capital	9,893,349	9,843,774
Retained (deficit) earnings	(5,909,812)	(1,809,138)
Accumulated other comprehensive income (loss)	—	—
Total Stockholders’ Equity	4,023,903	8,074,671

Total Liabilities and Stockholders’ Equity	$20,406,453	$26,502,471